UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

March 7, 2007

VA Software Corporation
(Exact name of registrant as specified in its charter)

Delaware	000-28369	77-0399299
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

46939 Bayside Parkway
Fremont, California 94538
(Address of principal executive offices, including zip code)

(510) 687-7000
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On March 7, 2007, VA Software Corporation (“Company”)’s Board of Directors approved entry into an indemnification agreement between the Company and Scott E. Howe, following his appointment as a member of the Company's Board of Directors on March 7, 2007. The terms of the indemnification agreement are substantially similar to the form of indemnification agreement that the Company previously entered into with certain of its officers and directors. The Company’s form of indemnification agreement was filed as Exhibit 10.1 to its Registration Statement on Form S-1, as amended (Commission File No. 333-88687).

ITEM 5.02 DEPARTURE OF DIRECTORS OR PRINCIPAL OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF PRINCIPAL OFFICERS

(d) On March 8, 2007, the Company issued a press release announcing the appointment of Scott E. Howe, age 38, to the Company’s Board of Directors. The Company’s Board of Directors appointed Mr. Howe as a Class I director effective March 7, 2007, with a term expiring at the annual meeting following the close of fiscal year 2009. Mr. Howe was also appointed to serve on the Compensation Committee of the Company’s Board of Directors.

Pursuant to the Company’s 1999 Director Option Plan, Mr. Howe was granted an option to purchase 80,000 shares of the Company's Common Stock, vesting over a period of three years, with one quarter vesting on the date of grant and one thirty-sixth vesting each month thereafter. The vesting of this option will automatically accelerate upon a change of control of the Company. Mr. Howe will also be entitled to receive cash compensation and additional option grants in accordance with the Company's director compensation policy.

There are no family relationships between Mr. Howe and any executive officers, directors, or other employees of the Company. Mr. Howe has no material interests in any transactions or proposed transactions with the Company.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

(d) Exhibits

The following exhibits are filed as part of this Current Report:

EXHIBIT
NUMBER	DESCRIPTION

99.1	Press Release entitled, “VA Software Appoints Scott E. Howe to Board of Directors” dated March 8, 2007

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VA SOFTWARE CORPORATION a Delaware corporation

By:	/s/ Patricia S. Morris
Patricia S. Morris Senior Vice President, Chief Financial Officer

Date: March 8, 2007